                                                                EXHIBIT 10.30(a)

                OIL AND GAS EXPLORATION AND DEVELOPMENT AGREEMENT

         THIS AGREEMENT, made and entered into by and between the BLACKFEET TRIBAL BUSINESS COUNCIL OF THE BLACKFEET INDIAN TRIBE OF THE BLACKFEET INDIAN RESERVATION, P.O. Box 850, Browning, Montana 59417, hereinafter called the "BLACKFEET TRIBE", and MILLER EXPLORATION COMPANY, A Delaware Corporation, 333 Clay, Suite 4605, Houston, Texas 77450, hereinafter called "MEXP".

                                   WITNESSETH;

         WHEREAS, the lands set forth and described on Exhibit "A" attached hereto and by this reference incorporated herein (the "Subject Lands"), together with the oil and gas mineral estate lying thereunder, are held by the United States of America, Department of Interior, Bureau of Indian Affairs, as Trustee for the benefit of the Blackfeet Tribe of Indians;

         WHEREAS, the Blackfeet Tribe represents that it has the authority, pursuant to the "Indian Mineral Development Act of 1982", to enter into this Agreement and commit to the Subject Lands to the terms, covenants and conditions hereof;

         WHEREAS, the Blackfeet Tribe desires to have the Subject Lands and the oil and gas mineral estate lying thereunder tested for oil and gas production;

         WHEREAS, the Blackfeet Tribe agrees that MEXP may acquire an interest in and to the Subject Lands, and in and to the oil and gas mineral estate lying thereunder and hydrocarbon substances produced therefrom, under and pursuant to the terms, covenants and conditions set forth hereafter.

         NOW THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, to be kept and performed by and between the parties hereto, it is agreed as follows:

         1. LANDS. The land and the oil and gas mineral estate lying thereunder to be subjected to the terms, covenants and conditions of this Oil and Gas Exploration and Development Agreement are Blackfeet Tribal oil and gas mineral lands lying within the boundaries of the Blackfeet Indian Reservation not currently productive of oil and/or gas or other hydrocarbon substances and not currently subjected or committed to existing oil and gas leases or any other agreement or arrangement which would preclude MEXP from obtaining valid interest therein from the Blackfeet Tribe pursuant to this Agreement. It is the intent of this Agreement that the lands to be subjected to the terms, covenants and conditions hereof shall be all unleased Blackfeet Indian Tribal lands and appurtenant oil and gas mineral rights on the Blackfeet Indian Reservation set out and described on Exhibit "A" attached hereto. Any reference herein to the Subject Lands is likewise a reference to the oil and gas mineral estate of the Blackfeet Tribe lying thereunder or appurtenant thereto.

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         2. EFFECTIVE DATE. This Agreement shall be effective on the date of approval thereof by the Secretary of the Department of the Interior ("Secretary") or his duly organized agent or representative. Upon receipt of notice of such approval MEXP shall commence the exercise of its rights granted herein and fulfillment of its duties and obligations likewise provided for in this Agreement.

         Upon the full and complete execution of this Agreement by the parties hereto the Blackfeet Tribe shall forthwith submit this Agreement to the Bureau of Indian Affairs and thereafter shall use its best efforts in securing approval thereof by the Secretary.

         3. EXCLUSIVITY. The rights granted herein by the Blackfeet Tribe to MEXP are exclusive to MEXP and therefore for so long as this Agreement is in full force and effect the Blackfeet Tribe shall not commit the Subject Lands, or the oil and gas mineral estate lying thereunder, to the terms, covenants and conditions of any oil and gas lease(s) or any other agreement or arrangement which would be adverse to the rights granted to MEXP herein.

         4. OWNERSHIP REPRESENTATION. The Blackfeet Tribe represents that, according to the records and files of the Blackfeet Indian Agency, Browning, Montana, the Subject Lands are not now subject to any existing oil and gas lease(s) or any other agreement or arrangement which would preclude MEXP from exercising any of its rights granted herein or performing any of its duties and obligations likewise set forth herein. Notwithstanding, MEXP shall not rely on said representation and MEXP has the duty and obligation to verify ownership of the oil and gas mineral estate underlying the Subject Lands.

         5. CONSIDERATION. As consideration for the Blackfeet Tribe to commit the Subject Lands and the oil and gas mineral estate lying thereunder to the terms. Covenants and agreements set forth herein, MEXP shall pay to the Department of the Interior (the "Department") a total consideration of Two Million Fifty Thousand Dollars ($2,050,000.00) in U.S. funds, payable in the following manner:

(a) Upon execution of this Agreement by the parties hereto and submission of this executed Agreement by the Blackfeet Tribe to the Bureau of Indian Affairs ("BIA") for approval by the Secretary, MEXP will provide a financial guarantee bond in the amount of One Million Dollars ($1,000,000.00) with the Blackfeet Tribe as the beneficiary of the bond. At such time that MEXP receives official notice of approval of this Agreement by the Secretary, MEXP shall immediately terminate the bond and tender and deliver to the Department within three (3) business days following receipt of said notice One Million Dollars ($1,000,000.00). Interest will accrue on the principal amount of the bond at the average mid-month applicable Federal Rate for the period that the bond is in effect and will be payable to the Blackfeet Tribe within three (3) business days following receipt by MEXP of the official notice from the Secretary regardless of whether or not this Agreement is approved by the Secretary. MEXP will have the sole right to terminate the bond and retrieve the $1,000,000.00 in the event i) the Department does not approve this Agreement or ii) if subsequent to 210 days after submitting

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          the executed Agreement to the BIA approval has not been received, which ever is the earlier.

(b) The sum of Five Hundred Twenty-Five Thousand Dollars ($525,000.00) on or before the second anniversary date of this Agreement shall be tendered and delivered to the Department;

(c) The sum of Five Hundred Twenty-Five Thousand Dollars ($525,000.00) on or before the third anniversary date of this Agreement shall be tendered and delivered to the Department.

All payments to the Department provided for immediately above shall be in U.S. funds and shall be tendered in the form of cashiers' check, bank to bank wire transfers, or other immediately available funds payable to the Department.

For the purposes hereof, the anniversary date of this Agreement shall be the date of approval by the Secretary.

All monetary payments provided for above shall be in lieu of and not in addition to bonus and/or advance delay rental payments for the execution, acknowledgment, issuance and delivery of the oil and gas leases provided for in Article 6 hereafter. Very specifically, said monetary payments totaling Two Million fifty Thousand Dollars ($2,050,000.00) represent and include such bonus and advance delay rental payments for the issuance of the intended oil and gas lease and MEXP shall not be obligated to pay any additional consideration at the time of the issuance of any such oil and gas lease provided for herein. The parties acknowledge and agree that the Two Million Fifty Thousand Dollars ($2,050,000.00) payment provided for herein represents consideration for the Blackfeet Tribe's execution of this Agreement and additionally the subsequent issuance of oil and gas leases covering and pertaining to the Subject Lands. In addition, the parties hereto acknowledge and agree that during the Exploration Phase of this Agreement, as provided for hereafter, that with regard to oil and gas leases issued hereunder during said Exploration Phase, MEXP shall pay no rentals or advance rentals, it being the purpose and intent hereof that such rentals shall only become a MEXP obligation following termination of said Exploration Phase inasmuch as said rentals are included in the collective Two Million Fifty Thousand Dollars ($2,050,000.00) payment provided for above.

6. EXPLORATION PHASE/EARNING WELLS. The Exploration Phase of this Agreement shall be five (5) years from the date the Secretary approves this Agreement, which shall be the anniversary date for the oil and gas exploration activities provided hereafter.

In the first year of the Exploration Phase of this Agreement MEXP shall have the obligation to commence operations to drill at least two (2) wells at locations of its choice within and upon the Subject Lands or on Alottee Lands within the Subject Lands, to test for the presence of oil, gas and other liquid hydrocarbon substances. The anticipated depth of said well, together with the proposed drilling program, shall be submitted to the Blackfeet Tribe sufficiently in advance of commencement of operations to drill and MEXP shall comply with all rules and regulations

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administered by the Blackfeet Tribe and/or the Bureau of Indian Affairs
regarding the drilling of said well. Upon completion of the two (2) wells provided for above, whether completed as wells capable of commercial production of oil and/or gas or plugged or abandoned as dry holes, or any combination thereof, subject to compliance with 25 CFR 225.22 and 225.24, MEXP shall have the absolute right to convert ten thousand (10,000) acres per well (totaling twenty thousand (20,000) acres) of Blackfeet Tribal mineral acres underlying the Subject Lands to oil and gas leasehold interests under and pursuant to the terms, covenants and conditions and in the form of Exhibit "B" attached hereto and by this reference incorporation herein as if set forth at length in the body of this Agreement. Each ten thousand (10,000) oil and gas mineral acres shall be selected by MEXP from, as best possible, contiguously located Tribal oil and gas mineral acres subject to this Agreement.

Likewise during the second, third, fourth, and fifth years of the Exploration phase of this Agreement MEXP shall have the continuing obligation to commence operations to drill at least two (2) wells per year upon the same terms and conditions hereinabove set forth, and pursuant to the drilling of the two (2) wells per year, subject to compliance with 25 CFR 225.22 and 225.24, MEXP shall have earned the absolute right to convert on a yearly basis ten thousand (10,000) Blackfeet Tribal oil and gas mineral acres per well underlying the Subject Lands to oil and gas leasehold interest in the same manner and in the same form as provided for above and/or on Exhibit "B" attached hereto. Again, said conversion options shall be applicable on a yearly basis irrespective of whether or not the wells drilled by MEXP are completed as wells capable of commercial production of oil and/or gas or plugged and abandoned as dry holes, or any combination thereof.

It is contemplated and intended herein that MEXP shall have commenced operations to drill two (2) wells per year totaling ten (10) wells on either the subject Lands and/or Allottee Lands within the area described on Exhibit "A" during the five (5) year period commencing on the effective date, which five (5) year period of time as indicated above is referred to herein as the "Exploration Phase" of this Agreement. For each well drilled by MEXP on Tribal or Allottee Lands, subject to compliance with 25 CFR 225.22 and 225.24, it shall have the right to convert ten thousand (10,000) Blackfeet Tribal oil and gas mineral acres underlying the Subject Lands to oil and gas leasehold interest as provided for herein and, for example, should MEXP drill four (4) wells in one (1) year, subject to compliance with 25 CFR 225.22 and 225.24, it shall have the right to convert forty thousand (40,000) Blackfeet Tribal oil and gas mineral acres to oil and gas leasehold interests. For the sake of clarity, if MEXP drills any combination of ten (10) wells on the Allottee and Subject Lands, MEXP has satisfied the ten (10) well commitment. For example, if 6 wells are drilled on Allottee Lands and 4 wells are drilled on the Subject Lands within the time period prescribed in this Agreement, MEXP has fully satisfied the ten (10) well commitment.

It is contemplated and intended that upon the timely and proper commencement and completion of operations for the drilling of ten(10) wells within the Exploration Phase of this Agreement, subject to compliance with 25 CFR 225.22 and 225.24, MEXP shall have earned the absolute right to convert one hundred thousand (100,000) Blackfeet Tribal oil and gas mineral acres underlying and/or appurtenant to the Subject Lands to oil and gas leasehold interests in the manner provided for herein.

Not withstanding anything to the contrary provided above in this Article 6, MEXP, subject to compliance with 25 CFR 225.22 and 225.24, shall have the right, at its election, to commence and complete the drilling operations on the ten
(10) obligation wells provided for above in less than five (5) years. For the sake of clarity and by way of example only, should MEXP elect to drill five (5) wells upon the subject Lands and/or upon Allottee Lands within the Subject Lands, in the first year of the Exploration Phase, and five (5) wells within and upon the Subject Lands and/or upon Allottee Lands within the Subject Lands, in the second year of the Exploration Phase, then and in that event the ten (10) well obligation provided for herein shall have been satisfied in all respects and, subject to compliance with 25 CFR 225.22 and 225.24, MEXP shall then have the right to convert the Subject Lands in their entirety and the oil and gas mineral estate lying thereunder to oil and gas leasehold interests in the manner provided for herein. Again for the sake of clarity and by way of example only, should MEXP elect to drill four (4) commitment wells in the first year of the Exploration Phase, it need not drill a commitment well in the second year of the Exploration Phase, but shall be obligated thereafter to drill two (2) commitment wells in the third, fourth, and fifth years of the Exploration Phase. Specifically, the purpose and intent of this Agreement is for MEXP to begin operations to drill ten (10) wells within and upon the Subject Lands and/or Allottee Lands within the Subject Lands within the five (5) year Exploration Phase of this Agreement.

Upon full compliance with this Agreement in all respects pursuant to the drilling of the ten (10) obligation wells provided for above and the conversion of the Subject Lands to oil and gas leasehold interests, subject to compliance with 25 CFR 225.22 and 225.24, the Blackfeet Tribal oil and gas mineral rights the subject hereof shall be exclusively lease, let and demised to MEXP by the Blackfeet Tribe, subject to the terms, covenants and conditions set forth on Exhibit "B" attached hereto. The Blackfeet Tribe covenants and agrees to use its best efforts in securing the issuance by the Bureau of Indian Affairs of the oil and gas leases provided for herein.

It is the purpose and intent hereof, as indicated on Exhibit "B" attached hereto, that each oil and gas lease acquired by MEXP from the Blackfeet Tribe pursuant to this Agreement shall cover and include six hundred forty (640) acres of Blackfeet Tribal mineral rights, which acreage for inclusion in any such oil and gas lease may be selected by MEXP from the Subject Lands and can include Blackfeet Tribal oil and gas mineral rights on an aggregated basis from as many sections of land necessary to cover and include, but not exceed, six hundred forty (640) acres. As to each six hundred forty (640) acres selected for inclusion in any such oil and gas lease the same shall be covered by and subjected to separate and distinct oil and gas leases and it is contemplated herein that upon the conversion of ten thousand (10,000) acre block of Blackfeet Tribal mineral rights as provided for above that approximately sixteen (16) separate and distinct oil and gas leases will be issued therefore, each such oil and gas lease a separate and distinct legal contract and each such oil and gas lease to hold by production or relate to only the acreage subjected to the terms and conditions thereof. Specifically, production from or attributable to only one (1) such oil and gas lease will not hold by production the entire ten thousand (10,000) acre block converted on a yearly basis during the Exploration Phase of this Agreement.

All drilling and other exploration and development activity conducted by MEXP shall be conducted by MEXP with due diligence in a workmanlike manner and in conformity with good industry practice.

Upon the release, cancellation or termination of any oil and gas lease as provided for in Exhibit B, MEXP shall forthwith tender, deliver and relinquish to the Blackfeet Tribe all data and information regarding any such oil and gas lease and the lands covered thereby, which data and information shall thereafter be proprietary to the Blackfeet Tribe and the sole and exclusive property thereof.

In the event MEXP does not timely comply with the above referenced well obligations, within five (5) business days of receipt of written notification from the Blackfeet Tribe of MEXP's failure to comply, MEXP will immediately surrender and relinquish all of the Subject Lands outside of the spacing units established for any producing or capable of producing wells that were drilled and completed prior to the failure of MEXP to timely comply with the well obligations.

The parties understand that, notwithstanding approval of this Agreement by the Bureau of Indian Affairs, future decisions must be made by the Bureau of Indian Affairs and that those decisions, including but not limited to, approval of geophysical exploration permits, applications to drill, and development and production permits each are decisions points at which environmental compliance will be considered before approval by the Bureau of Indian Affairs will be granted. Furthermore, the parties understand and agree that approval and issuance of oil and gas leases by the Bureau of Indian Affairs are conditioned on MEXP's satisfaction of environmental regulations as described in 25 CFR
225.22 and 225.24.

7. REPORTS AND INFORMATION. The Blackfeet Tribe at their sole risk and expense, shall have free access to each well drilled hereunder and to the Subject Lands, and all data and information on each such well and production therefrom. With regard to each of the ten (10) wells to be drilled hereunder MEXP shall (i) deliver to the Blackfeet Tribe complete daily drilling reports; (ii) give the Blackfeet Tribe at least twenty-four (24) hours prior notice of the time MEXP intends to commence drilling operations and/or to make drill stem tests; (iii) furnish the Blackfeet Tribe promptly with information as to the results of all tests; (iv) make all cores taken, and samples of all cuttings and/or fluids encountered, available in MEXP's office, to the Blackfeet Tribe upon request. The Blackfeet Tribe agrees to keep all informational strictly confidential during the term of this Agreement and the applicable Lease(s).

8. COSTS, EXPENSES AND INDEMNIFICATION. MEXP alone shall bear all costs, risks, liabilities and expenses of drilling, testing and completing and equipping, or plugging and abandoning if dry, each of the wells provided for herein, and the Blackfeet Tribe and the United States shall not be liable or responsible for any portion thereof.

MEXP shall comply with all applicable laws, order, rules and regulations affecting drilling and/or production operations hereunder, whether promulgated by the Blackfeet Tribe, Bureau of Indian Affairs or other federal, state or local governmental agency.

MEXP shall indemnify and hold harmless the Blackfeet Tribe and its employees and agents from and against any and all claims and liabilities for injury to or death of all persons, including, without limitation, the Blackfeet Tribe's agents and employees, and loss of or damage to property arising out of, in connection with, or resulting from the drilling and completion of the aforementioned wells. MEXP shall defend any and all such claims asserted and suits brought upon such claims and pay all judgments rendered in such actions, together with all costs and expenses incidental thereto, but the Blackfeet Tribe shall have the right, at its option, to participate in the defense of any such claim or suit without relieving MEXP of any obligation thereunder.

9. BONDS AND INSURANCE. MEXP shall provide satisfactory bond coverage regarding the Subject Lands and the operations contemplated herein in amounts sufficient to satisfy the requirements of any regulatory agency, and agrees to provide statutory and/or adequate limits of Workmen's Compensation Insurance and comprehensive General Liability Insurance at all times while conducting operations hereunder.

10. NOTICES. Except as otherwise herein provided, all notices and communications to be given under the terms hereof shall be given in writing by mail or telegram, postage or charges prepaid, and addressed to the party to whom such notice is given as follows:

MILLER EXPLORATION COMPANY
333 Clay, Suite 4605
Houston, TX 77002
Attn: C.W. Measley, Jr.

BLACKFEET TRIBE OF INDIANS
BLACKFEET INDIAN AGENCY
P.O. Box 850
Browning, MT 59417
Attn: Secretary-Blackfeet Tribal Business Council

11. EMPLOYMENT AND CONTRACTING PREFERENCE. MEXP shall give full priority to employ Blackfeet Tribal members for all jobs for which they are qualified, and in addition shall give preference to Blackfeet Tribal member contractors and Blackfeet Tribal member owned or operated companies with regard to services relating to hydrocarbon production and development. In the event there are not qualified Blackfeet Tribal member contractors available, MEXP may seek other contractors.

12. GOVERNING LAW, ARBITRATION AND WAIVER OF SOVEREIGN IMMUNITY. This Agreement shall be interpreted, enforced and construed in conformity with federal laws, rules and regulations to the extent such laws are applicable, and to the extent there is an absence of applicable federal law then the laws of the State of Montana shall be looked to in interpreting, enforcing or construing this Agreement. Any controversy that cannot be resolved between the parties in the normal course of their negotiations shall be settled by binding arbitration utilizing a three member arbitration panel. One (1) arbitrator shall be appointed by each of the parties, and the third arbitrator shall be chosen by the two (2) party-appointed arbitrators. The majority decision of an arbitration panel shall be binding upon the parties, and the parties agree that the decision of the arbitration panel may be judicially enforced in the United States District Court for the District of Montana. The Blackfeet Tribe shall waive its sovereign immunity from suit to permit arbitration and judicial enforcement of any arbitration panel's decision. With regard to any waiver of such sovereign immunity, the Blackfeet Tribe agrees to pledge, if applicable, only those assets contained in or subject to the Agreement as to enforcement of any judgment obtained pursuant to the Agreement.

13. INGRESS AND EGRESS TO THE SUBJECT LANDS. The Blackfeet Tribe grants to MEXP the right of ingress and egress pursuant to this Agreement for the purpose of drilling, exploring, operating and developing the Tribal Lands for oil and/or gas and marketing the same therefrom, together with the right to use so much of the surface thereof as may be reasonably necessary for said drilling, exploring, operating, developing and marketing, subject to the obligation of MEXP to provide reasonable compensation to the Blackfeet Tribe for any and all damage to or destruction of surface lands of the Blackfeet Tribe caused by MEXP's operations hereunder.

Likewise, the Blackfeet Tribe, subject to all applicable federal and tribal statutes, rules and regulations, grants to MEXP the right of access to, from and across the Tribal Lands and other Tribal lands for the purpose of building roads, laying pipelines or gathering systems, buildings, tanks, power stations and structures on the Tribal Lands, when needed for drilling, exploration, operating, development and transportation of oil/or gas produced from the Tribal Lands, subject to the obligation of MEXP to provide reasonable compensation to the Blackfeet Tribe for any and all damage to or destruction of the surface lands of the Blackfeet Tribe caused by MEXP's operations thereon.

The Blackfeet Tribe hereby agrees that MEXP shall have the right of ingress and egress across Blackfeet roads or properties for the purpose of transporting material and equipment for the drilling of any wells or conducting any seismic operations on the Tribal Lands, subject to the obligation of MEXP to provide reasonable compensation of the Blackfeet Tribe for any and all damage to or destruction of the surface lands of the Blackfeet Tribe caused by MEXP's operations thereon.

14. HISTORICAL, ARCHAEOLOGICAL, RELIGIOUS AND CULTURAL MATTERS. At all times while conducting operations hereunder MEXP shall not drill on or upon any area of the Subject Lands of known historical, archaeological, religious or cultural value to the Blackfeet Tribe and MEXP shall conduct all of its operations provided for herein in strict accordance with all existing rules and regulations of both the United States of America and the Blackfeet Tribe and any and all federal regulatory agencies with regard to such historical, archaeological, religious and cultural matters. It is the intent hereof that MEXP shall comply at all times with the laws, ordinances, rules and regulations of the Blackfeet Tribe and any and all federal regulatory agencies regarding historical, archaeological, religious and cultural matters having any bearing or effect upon the Subject Lands and the activities of MEXP contemplated thereon or thereunder pursuant to this Agreement.

15. SUCCESSORS AND ASSIGNS. The terms, covenants and conditions hereof shall be deemed to be covenants running with the oil and gas mineral estate underlying the Subject Lands and as such shall extend to, bind and inure to the benefit of the parties hereto, their respective successors and assigns.

In addition, MEXP shall not assign this Agreement of any interest therein, nor sublet any portion of the Subject Lands, except with the prior approval of the Secretary of the Interior and the Blackfeet Tribe, which approval shall not be unreasonably withheld. Provided however, MEXP will have the right to assign its interest to a wholly owned subsidiary, affiliate or operating entity of MEXP without aforementioned approvals. Complete copies of all assignments, or reservations of overriding royalty interest shall be furnished to the Superintendent and the Blackfeet Tribe.

16. ABSTRACT OF AGREEMENT. The parties hereto agree that an Abstract of this Agreement may be filed of record with the Glacier County Clerk and Recorder pursuant to Section 70-21-101, M.C.A.

17. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement by and between the parties hereto and supersedes all prior Agreements of the parties.

18. CAPTIONS. The captions in this Agreement are for convenience only and shall neither be considered a part of nor shall they affect the construction or interpretation of any provision of this Agreement.

19. SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced under any rule or law, all other terms, covenants, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

20. COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

21. TERM. Subject to the terms, covenants and conditions set forth on Exhibit "B" attached hereto, this Agreement shall remain in full force and effect for so long as MEXP is in full compliance with the terms, covenants and conditions set forth herein.

22. FORCE MAJEURE. If MEXP is prevented from, or delayed in commencing, continuing or resuming operations, or complying with its express or implied obligations hereunder, by circumstances that are not reasonably within MEXP's control, this Exploration and Development Agreement shall not terminate or be forfeited and MEXP shall not be liable in damages so long as such circumstances continue. These circumstances include, but are not limited to the following: earthquake, storm, flood or other act of God, fire, war, rebellion, insurrection, riots, strikes or failure of carriers to transport or furnish facilities for transportation, or orders, rules, or regulations of any federal, state or governmental agency, including the Blackfeet Tribe. The time of such delay or interruption shall not be counted against MEXP, anything in this Agreement to the contrary provided; provided further that any and all suspended operations shall be commenced within a reasonable time after the cause or causes of any such delay no longer exist. If MEXP is prevented from, or delayed in commencing, continuing or resuming operations, or complying with its expressed or implied obligations hereunder for any reason than referenced above, the Tribe and MEXP agree to negotiate in good faith for an extension of time, not to exceed one (1) year, to allow MEXP to meet its drilling obligations. MEXP shall not make request for any unreasonable extensions of time and the Tribe shall not unreasonably withhold its consent for an extension. Provided however, that valuable consideration shall be paid to the Tribe for any extension of time which is granted pursuant to this paragraph. The amount of consideration to the Tribe shall be determined by multiplying $2.00 per acreage year times the remaining tribal lands not yet converted to a leasehold interest by MEXP at the time of the request for an extension is made to the Tribe in writing, prorated by the number of months for which the extension of time is negotiated and agreed upon.

DATED this 19/th/ day of February, 1999, but effective for all purposes as of the date of approval hereof by the Secretary of the Department of the Interior, or his duly appointed agent or representative.

   BLACKFEET INDIAN TRIBE OF THE
   BLACKFEET INDIAN RESERVATION

   By: /s/  William Old Chief
       -----------------------------------
       Chairman, Blackfeet Tribal Business Council

ATTEST:
/s/ George Heavy Runner
-------------------------
Secretary


   MILLER EXPLORATION COMPANY



   By: /s/  Kelly E. Miller
      ------------------------------------
   Kelly E. Miller
   President & CEO

STATE OF MONTANA  )
   ) ss

County of Glacier  )


On this 19/th/ day of February, 1999, before me, the undersigned a Notary Public in and for the State of Montana, personally appeared William Old Chief and George Heavy Runner, known to me to be the Chairman and Secretary of the Blackfeet Tribal Business Council of the Blackfeet Tribe of the Blackfeet

Indian Reservation, Montana, that executed the foregoing instrument, and acknowledged to me that such Blackfeet Tribe executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notary Seal the day and year first hereinabove written.

    /s/   Toni A. Gilham
    ----------------------------
    Notary Public for State of Montana
    Residing at Browning, MT
    My Commission expires: March 15, 2002

STATE OF MONTANA  )
   ) ss

County of Glacier  )

On this 19/th/ day of February, 1999, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared Kelly E. Miller, known to me to be the President and CEO of Miller Exploration Company, a Delaware Corporation, and acknowledged to me that he executed the foregoing instrument for and on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notary Seal the day and year first hereinabove written.

    /s/ Toni A. Gilham
    ----------------------------
    Notary Public for State of Montana
    Residing at Browning, MT
    My Commission expires: March 15, 2002